Exhibit 99.2
Joint Filers’ Names and Addresses

1.	Insight Venture Associates Coinvestment III, Ltd.

The business address for each of the above reporting persons is:

c/o Insight Venture Partners
1114 Avenue of the Americas, 36th Floor
New York, NY 10036